Exhibit 10.24

INTERIM AGREEMENT

BETWEEN

RHODIA INC.

NASHVILLE PLANT

NASHVILLE, TENNESSEE

AND

LOCAL UNION NO. 912

INTERNATIONAL

UNION OF OPERATING ENGINEERS

AFL-CIO

It is hereby agreed by and between Rhodia Inc., for its Nashville, Tennessee plant, and its Local Union No. 912 of the International Union of Operating Engineers, AFL-CIO, that this Agreement shall become and is effective at 3:00 p.m. on April 20, 2004.

The Agreement between the parties expiring 3:00 p.m., April 20, 2004, shall continue in full force and effect until 4:00 p.m. April 23, 2007, except as modified and amended as follows:

Article I: Add Section 5 to read:

The word “department” when used in this Agreement shall mean either Maintenance or Production (including Shipping). Also, the words “operating department” when used in this Agreement shall mean Production (including Shipping). In the Production department, a “departmental unit” when used in this Agreement shall mean SALP, MCP, Catalyst, P205, Acid plant, Hypo Solution, and Shipping.

Article III, Section 1: Revise as follows:

The classifications and job rates are set forth in Schedule A (attached). The first increase of 3.0% percent per hour will be effective September 20, 2004, at 7:00 a.m., reflecting a 5-month delay from the contract expiration date. Subsequent wage increases will be 2.5% percent per hour effective at 7:00 a.m. on April 18, 2005, and 2.5% percent per hour effective at 7:00 a.m. on April 17, 2006.

Article III, Section 3: Modify as follows:

Paragraph c: An employee scheduled or called out to work the first shift shall be paid shift premium of forty-five cents (45 cents) per hour for all hours worked which extend into the second shift.

Paragraph d: An employee scheduled or called out to work the second shift shall be paid shift premium of forty-five cents (45 cents) per hour for all hours worked on that shift, and, if the employee works into the third shift, they shall be paid the third shift premium of one dollar and twenty cents ($1.20) for all hours worked on the third shift.

Paragraph e: An employee scheduled or called out to work the third shift shall be paid a shift premium of one dollar and twenty cents ($1.20) per hour for all hours worked on that shift, and, if the employee works into the first shift, they shall not be paid shift premium for hours worked into the first shift.

Paragraph g: delete.

Article III, Section 6: Modify as follows:

Employees will be paid bi-weekly (every other Friday) beginning in July, 2004. Current hourly employees will have the option to receive their pay via direct deposit or a pay check mailed to an address designated by the employee. Anyone hired after June 1, 2001 will be required to utilize direct deposit.

Article IV, Section 6: Modify as follows:

The Company has the right to schedule and assign employees to work overtime. When it is necessary to work overtime, insofar as possible, it will be worked in the classification where the vacancy occurs. Overtime work opportunity shall be divided as equally as practicable among the employees in a department on a particular job classification who are qualified and available to perform such work. Overtime work opportunity shall be offered as follows:

Production Overtime

First	[Less than 8 hours notice] to the employees whose relief fails to report, next to employees in the classification who are at work on the job in the departmental unit.

Second	To the temporary employee who is performing the job which requires overtime to be worked at the end of the shift, will be offered the opportunity. Classified employees overlooked in this step will not be entitled to a monetary remedy unless such overlook is called to the attention of supervision before leaving the plant.

Third	To permanent employees in the job classification involved, the low employee on the overtime list getting the first opportunity.

Fourth	To qualified available employees in the departmental unit.

Fifth	To any qualified available employee in the Plant, Production department employees get the first opportunity.

Sixth	If the vacancy remains unfilled through the above procedure, the employee(s) whose relief fails to report will be required to accept the overtime work.

Maintenance Overtime

First	To Maintenance employees who are assigned to a job during their shift, which requires overtime to be worked at the end of the shift, will be offered the first overtime work opportunity. The right to this opportunity ends when such employees leave the plant.

Second	To employees in the job classification involved, the low employee on the overtime list getting the first opportunity.

Third	To the low Shift Mechanic.

Fourth	To the low qualified employee in the maintenance department.

Fifth	To the low temporary employee who is working in the maintenance department.

Sixth	To any qualified employee in the plant who has signed the overtime request list.

Seventh	If the vacancy remains unfilled through the above procedure, the employee(s) who is/are lowest on the overtime list in the job classification involved who is/are at work will be required to accept the overtime work.

Delete paragraph beginning...Separate and apart from the maintenance overtime call-out sign-up sheet, a maintenance...

Article IV, Section 7: Amend as follows:

Paragraph (c) ... If a holiday occurs while an employee is on vacation, the employee shall be paid holiday pay for such holiday in addition to the employee’s vacation pay, provided the employee has worked on his/her last scheduled work day prior to the vacation.

If the holiday(s) occurs while an employee is on a full week of vacation, the employee has the option of not receiving vacation pay for such holiday(s) occurring during that full week and using such vacation day(s) as a frag day(s) as outlined in the Guidelines for One-Day Vacation Period.

If an employee is absent from work on a holiday because of compensable injury, the employee shall be paid holiday.

Article V, Section 4: Amend as follows:

Paragraph (b): Add Stepparents and Stepchildren.

Article VI, Section 1: Amend as follows:

Paragraph (k): Employees who are entitled to more than two (2) weeks vacation under this Agreement may take pay in lieu of the vacation time which exceeds two (2) weeks. This selection must be made before the final vacation schedule is posted. The pay may be for whole weeks or for one-day vacation days.

Paragraph (n): Add sentence: However, these vacation advances will cease on December 31, 2006.

Article VII, Section 3: Amend as follows:

Paragraph 6: The duration of the trial period will depend on the job the employee is awarded, but in no case will exceed thirty (30) working days in duration.

Paragraph 10: Delete.

“Production & Maintenance” Heading: Delete.

Paragraph 11: Any new or changed job shall be placed in either of the departments as mutually agreed between the parties.

Article XII, Amend as follows:

The Union will appoint two (2) representatives to serve on the joint Plant Safety Committee. The representatives shall be employees of the company. The Union agrees to strive to have one representative from the Maintenance department and one representative from the Production department.

Article XIII, Miscellaneous: Amend as follows:

Add sentence after Section 3: All new employees hired after April 20, 2004, will not be eligible to participate in The Rhodia Hourly Retirement Plan.

Paragraph 10: Delete last sentence.

Paragraph 11: Delete 1st sentence.

Article XV, Section 2: Amend as follows:

This Agreement shall continue in effect until 4:00 P.M., April 23, 2007, and shall be automatically renewed from year to year thereafter unless notice terminating this Agreement is given by one (1) party to the other not less than sixty (60) days prior to April 23, 2007, or any yearly period thereafter.

Schedule A – Production

Delete the following classifications: Hypo Crystalizer Operator, Hypo Reactor Operator; Hypo Acid Operator; Hypo Helper; Flaker Catchout; 12XX Mixer Helper; Laboratory Janitor;

Add: Hypo Solution Operator to Group 6; SALP/V-90 Packaging Leader to Group 9

Move: P205 Catchout to Group 5

Letter of Understanding – Guidelines for One-Day Vacation Period (delete “Trial”):

Correct typos identified and review use of “department” in Contract.

Non-Contract Language: When the new buyer establishes its replacement pension plan for new hires, this new pension plan will be offered to the Nashville Bargaining Unit Members who have been hired after April 20, 2004.

Approved this 20th day of April, 2004:

LOCAL UNION 912
INTERNATIONAL UNION OF
OPERATING ENGINEERS,
AFL-CIO	RHODIA, INC.

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AGREEMENT

BETWEEN

RHODIA INC.

AND

LOCAL UNION NO. 912

INTERNATIONAL

UNION OF OPERATING ENGINEERS

AFL-CIO

APRIL 20, 2004

Table of Contents

DEFINITIONS	2

CHECKOFF OF DUES	2

WAGES	4

WORK SCHEDULES AND OVERTIME	5

LEAVES OF ABSENCE	12

VACATIONS	13

SENIORITY	15

GRIEVANCE PROCEDURE	20

UNION REPRESENTATIVES	22

MANAGEMENT	22

BULLETIN BOARDS	22

SAFETY AND HEALTH	22

MISCELLANEOUS	23

NO DISCRIMINATION	26

EFFECTIVE DATE, TERMINATION AND RENEWAL	27

CLASSIFICATIONS AND JOB RATES	29

APPENDIX – MEMORANDUMS OF UNDERSTANDING	31

AGREEMENT

between

RHODIA INC.

and

LOCAL UNION NO. 912

INTERNATIONAL

UNION OF OPERATING ENGINEERS

AFL-CIO

THIS AGREEMENT made by RHODIA, INC. (hereinafter referred to as the “Company”) and LOCAL UNION NO. 912, INTERNATIONAL UNION OF OPERATING ENGINEERS, AFL-CIO (hereinafter referred to as the “Union”), acting pursuant to law as the exclusive bargaining agency for all employees covered by this Agreement, WITHNESSETH, That:

WHEREAS, the National Labor Relations Board has, on September 13, 1956, certified and the Company recognizes the Union as the sole and exclusive bargaining agent for the employees, and the Union represents that a majority of the employees are members of the Union;

NOW, THEREFORE, it is agreed as follows:

ARTICLE I

Section 1. The word “employees” when used in the Agreement shall mean all production and maintenance employees of the Company at its plant at Nashville, Tennessee; including relief foremen, machine shop working foreman, leadmen, truck drivers, storeroom employees and janitors other than main office janitors; but excluding salaried employees, supervisors as defined in the Act, laboratory analysts (salaried and hourly paid), main office janitors, main office and plant clerical employees, car drivers, dining room employees and plant guards.

Section 2. The word “employee” when used in this Agreement shall mean any one of such employees.

Section 3. The word “plant” when used in this Agreement shall mean the plant of the Company which is located in Nashville, Tennessee.

Section 4. The term “machine shop working foreman” when used in this Agreement shall mean any supervisory employee in the machine shop who regularly spends more than fifty percent (50%) of his/her time performing work similar to that performed by other non-supervisory employees in the machine shop.

Section 5. The word “grievance” when used in this Agreement shall mean any dispute, disagreement, or misunderstanding that may arise under this agreement.

Section 6. The word “department” when used in this Agreement shall mean either Maintenance or Production (including Shipping). Also, the words “operating department” when used in this Agreement shall mean Production (including Shipping). In the Production department, a “departmental unit” when used in this Agreement shall mean SALP, MCP, Catalyst, P205, Acid plant, Hypo Solution, and Shipping.

ARTICLE II

Checkoff of Dues

Section 1. The Company, on the member’s first payday in each month following the receipt of this Agreement signed by the Union, will deduct Union monthly dues as authorized by the Local No. 912’s Business Manager, and in the amount certified by the Business Manager to the Company through a registered letter, for the pay then due employees who authorize such deduction and deliver the authorization to the Company not less than fourteen (14) days prior to the payday on which the deduction is to be made. No such authorization shall be irrevocable for a period of more than one (1) year, or beyond the termination of the applicable agreement, whichever occurs sooner.

Section 2. The authorization for deduction of dues shall be in the following form:

Rhodia Inc.

Nashville Plant

Nashville, Tennessee

Gentlemen:

I, the undersigned, an employee of Rhodia Inc. hereby assign to Local 912, International Union of Operating Engineers, AFL-CIO, from compensation payable to me, the amount of my Union membership dues authorized by Local No. 912’s Business Manager and so certified to the Company by the Business Manager by registered letter and authorize and direct the Company to deduct such dues from compensation earned by me in accordance with the Agreement between the Company and the Union in force at the time. This assignment shall continue in effect unless revoked by me by giving not less that fifteen (15) days prior written notice to the Company that it is to terminate, any full year thereafter or at the termination of the applicable Agreement between the Company and the Union, whichever occurs sooner.

Date	Signature of Employee

Address

Witness:

The authorization for the deduction of dues form signed and in effect prior to February 7, 1974, shall remain in effect until replaced by the above deduction of dues form or until said authorization is revoked by the employee.

Section 3. On or before the seventh (7th) day after making a deduction of dues, the Company will transmit the amount of the dues so deducted to such Union official as may from time to time be designated in writing by the Local Union. The Union will indemnify and save the Company harmless against all claims and liability arising out of the fact that monies are collected for Union dues and initiation fee from an employee’s pay and remitted to the Union in accordance with this agreement.

Section 4. There shall be no discrimination by the Company or any of its representatives against any employee because of the employee’s membership or non-membership in the Union or because of his/her acting as an officer in any capacity on behalf of the Union.

Section 5. The Union, its officers, and its members will not intimidate or coerce employees into membership into the Union. Any disciplinary action to an employee for intimidation or coercion of employees regarding membership in the Union shall be subject to the grievance procedure of this Agreement.

ARTICLE III

Wages

Section 1. The classifications and job rates are set forth in Schedule A (attached). The first increase of 3.0% percent per hour will be effective September 20, 2004, at 7:00 a.m., reflecting a 5-month delay from the contract expiration date. Subsequent wage increases will be 2.5% percent per hour effective at 7:00 a.m. on April 18, 2005, and 2.5% percent per hour effective at 7:00 a.m. on April 17, 2006.

Schedule A is made a part of this Agreement and shall remain in effect for the duration of this Agreement, subject to Article XV.

Section 2. It is recognized that changes brought about by the Company in the interest of improved production, the development of new manufacturing processes, the use of new materials and training programs for employees, improvement in job classification as well as the changes in the character of the job, may from time to time require the establishment of new jobs with new rates or the adjustment of existing rates.

Under any of the above circumstances, the Company shall, in accordance with the principles applied under a recognized job evaluation system, establish appropriate job rates for the new or changed jobs in relation to jobs, job classification and job rates then in effect and will put such rates into effect and notify any employees permanently assigned to such new or changed jobs.

If any employee, permanently assigned to a new or changed job for which new or changed job rates have been established by the Company, objects to such job rates he/she may within twenty (20) days after receipt of notice of the establishment of such rate file written objection with the Company and the objection will be treated as a grievance starting with Step 2 of the grievance procedure.

Section 3. The Company will pay shift premiums in the manner herein provided, it being understood that there are normally three (3) shifts, as follows:

(a)	First or Day Shift	7:00 A.M. to 3:00 P.M.
	Second or Middle Shift	3:00 P.M. to 11:00 P.M.
	Third or Night Shift	11:00 P.M. to 7:00 A.M.

(b)	No shift premium shall be paid for any hours worked during the first shift.

(c)	An employee scheduled or called out to work the first shift shall be paid shift premium of forty-five cents (45 cents) per hour for all hours worked which extend into the second shift.

(d)	An employee scheduled or called out to work the second shift shall be paid shift premium of forty-five cents (45 cents) per hour for all hours worked on that shift, and, if the employee works into the third shift, they shall be paid the third shift premium of one dollar and twenty cents ($1.20) for all hours worked on the third shift.

(e)	An employee scheduled or called out to work the third shift shall be paid a shift premium of one dollar and twenty cents ($1.20) per hour for all hours worked on that shift, and, if the employee works into the first shift, they shall not be paid shift premium for hours worked into the first shift.

(f)	Shift premium shall be added to the job rates for the purpose of computing overtime, but not for the purpose of computing Vacation Pay. Short absences due to illness, injury, or other causes beyond the employee’s control shall not be deemed to break the continuity of the hours worked.

Section 4. When an employee receives a permanent transfer and/or promotion to a higher paid job, for which the employee must be trained, he/she will be paid the rate of his/her previous job during the training period. When such an employee is required to perform the job without the assistance of a qualified employee, he/she will be paid the scheduled rate of the job.

Section 5. An employee who is required to work the first shift on Monday, after having worked the last shift on Sunday, will be paid at the rate of one and one-half (1 1/2) times the employee’s applicable rate for the hours worked on the first shift on Monday.

Section 6. Employees will be paid bi-weekly (every other Friday) beginning in July, 2004. Current hourly employees will have the option to receive their pay via direct deposit or a pay check mailed to an address designated by the employee. Anyone hired after June 1, 2001 will be required to utilize direct deposit.

ARTICLE IV

Work Schedules and Overtime

Section 1. For payroll purposes, the work week starts at 7:00 A.M., Monday and ends at 7:00 A.M., the following Monday. The scheduled work week of any employee may commence at such other time as may be fixed by the Company, it being agreed that fixing the starting time of the work week of any employee at an hour other than 7:00 A.M., Monday, shall not be used as a means of evading the payment of overtime (this does not apply to a seven (7) day, four (4) shift, twenty-eight (28) day shift cycle).

Section 2. The work day shall consist of a twenty-four (24) hour period, beginning at 7:00 A.M., and ending at 7:00 A.M., the following day. For employees having a normal scheduled starting time of 7:00 A.M., a non-paid lunch period of 30 minutes shall begin not later than five (5) hours after starting of the shift. In cases of emergency, the lunch period of any employee shall begin not later than six (6) hours after the starting of the shift. In the case of employees scheduled to work on rotating shifts, lunch will be eaten while on duty. This defines the work week and work day only and in no way restricts or guarantees the hours of work per day or per week or of the days of work per week.

Section 3. Overtime or premium pay shall be paid at the rate of time and one-half (1 1/2) the employee’s regular straight time hourly rate for those hours worked in excess of eight (8) straight time hours in any one (1) day or for those hours worked in excess of forty (40) straight time hours in any work week, whichever is greater. An employee who works more than eight (8) consecutive straight time hours shall be paid at the rate of one and one-half (1 1/2) times his regular straight time hourly rate for those hours worked in excess of eight (8) straight time hours, except for hours paid at one and one-half (1 1/2) time for Call Out situations continuing into scheduled work periods. Overtime premium payments shall not be pyramided under any provisions of this Agreement. In cases where two (2) or more premium payments may apply, the greater premium payment shall be made.

Section 4. A shift employee scheduled to be relieved at the end of his/her shift shall remain at work until the employee scheduled to relieve him/her reports to work, or until a suitable replacement can be obtained, or released by his/her foreman. Any such employee who is required to remain at work for one (1) hour or more shall have the opportunity to work not less than four (4) hours. However, this shall not apply if:

(a)	An employee’s relief fails to report and this failure is due to the relief employee attending to Union business, or

(b)	If the relief employee does not give the Company at least four (4) hours notice of his/her intent not to report. It is understood that when the relief employee reports to work, he/she shall not be allowed to start work if the employee he/she is to relieve elects to remain at work for the four (4) hour period.

Operating department employees may do minor repairs and adjustments and assist maintenance employees in major repairs and adjustments to the equipment they operate. Past practice in regards to matters of this type will continue in effect. Future installations and arrangements will be covered in the job descriptions for the operating department classifications.

Section 5. Overtime shall be paid at the rate of one and one-half (1 1/2) times the applicable rate for all hours worked on the sixth (6th) day worked in a work week, provided the employee has worked at least seven (7) hours in each of the preceding five (5) days in said work week. If because of illness, compensable injury, or failure of the Company to provide work (excluding disciplinary matters), and employee works some of the time in one (1) day of the preceding five (5) days, this day shall be considered a day worked in computing eligibility for this premium pay.

Two (2) times the applicable rate shall be paid for all work performed on the seventh (7th) consecutive day worked in a work week, provided the employee has worked at least seven (7) hours in each of the preceding six (6) days in said work week. If, because of illness, compensable injury, or failure of the Company to provide work (excluding disciplinary matters), an employee works some of the time in one (1) day of the preceding six (6) days, this day shall be considered a day worked in computing eligibility for this premium pay.

Employees on vacation will not be eligible for work assignments except in emergencies. If an employee works, the employee will be paid one and one-half (1 1/2) times his/her applicable rate.

Employees are not normally required or permitted to work more than two (2) continuous shifts. If, however, an employee is required to work more than sixteen (16) continuous hour, without a non-work period of at least six (6) continuous hours, the employee shall be paid two (2) times his/her applicable rate for all hours worked in excess of sixteen (16) until the employee has had a rest period of at least six (6) hours.

Section 6. The Company has the right to schedule and assign employees to work overtime. When it is necessary to work overtime, insofar as possible, it will be worked in the classification where the vacancy occurs. Overtime work opportunity shall be divided as equally as practicable among the employees in a department on a particular job classification who are qualified and available to perform such work. Overtime work opportunity shall be offered as follows:

Production Overtime

First	[Less than 8 hours notice] to the employees whose relief fails to report, next to employees in the classification who are at work on the job in the departmental unit.

Second	To the temporary employee who is performing the job which requires overtime to be worked at the end of the shift, will be offered the opportunity. Classified employees overlooked in this step will not be entitled to a monetary remedy unless such overlook is called to the attention of supervision before leaving the plant.

Third	To permanent employees in the job classification involved, the low employee on the overtime list getting the first opportunity.

Fourth	To qualified available employees in the departmental unit.

Fifth	To any qualified available employee in the Plant, Production department employees get the first opportunity.

Sixth	If the vacancy remains unfilled through the above procedure, the employee(s) whose relief fails to report will be required to accept the overtime work.

Maintenance Overtime

First	To Maintenance employees who are assigned to a job during their shift, which requires overtime to be worked at the end of the shift, will be offered the first overtime work opportunity. The right to this opportunity ends when such employees leave the plant.

Second	To employees in the job classification involved, the low employee on the overtime list getting the first opportunity.

Third	To the low Shift Mechanic.

Fourth	To the low qualified employee in the maintenance department.

Fifth	To the low temporary employee who is working in the maintenance department.

Sixth	To any qualified employee in the plant who has signed the overtime request list.

Seventh	If the vacancy remains unfilled through the above procedure, the employee(s) who is/are lowest on the overtime list in the job classification involved who is/are at work will be required to accept the overtime work.

Every week each department will post on its bulletin board, a report of the overtime hours worked by the employees in the department. When it is known that an overtime opportunity will be available within a job classification, the lowest employee will be offered first. Then, the remainder will be distributed as equitably as possible to the employees within the job classification.

With the exception of maintenance call-outs, all overtime opportunities offered within an employee’s classification shall be charged to the employee’s overtime work record. All department and plantwide overtime opportunity offerings shall not be charged.

All overtime in the Maintenance Department will be charged as follows: call-outs will not be charged; overtime offered in classification will be charged (worked or refused); overtime offered and worked out of classification will be charged; overtime offered and not worked out of classification will not be charged. The overtime boards will be zeroed as of 7 A.M., April 21, 1997.

When an employee assumes the duties of a permanent job, the employee shall be charged with the average number of hours of overtime work then charged to all other employees in the particular job classification.

In the event an available employee, who is next in line for overtime work opportunity, is overlooked in filling an overtime assignment on the employee’s permanent job, such employee will be offered the next overtime assignment in his/her job classification, except that in such case if the overtime was worked by an employee outside the job classification, then the overlooked employee will be paid for the overtime involved in the amount the employee would have received if he/she had worked such overtime. In cases of offering overtime to employees in a departmental unit where an overtime opportunity occurs which cannot be filled by employees in the classification, a qualified available employee who is not given the opportunity to work such overtime and the overtime is worked by an employee from outside the departmental unit, then the overlooked employee will be offered the next overtime opportunity for which the employee is eligible that is offered outside a job classification in the departmental unit; or the employee will be offered a miscellaneous overtime assignment. Such offer of overtime or miscellaneous assignment will be made within a reasonable period of time not to exceed thirty (30) working days following the overlook.

Section 7.

(a)	New Year’s Eve, New Year’s Day, Presidents’ Day, Good Friday, National Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, the day before Christmas, and Christmas Day are the holidays referred to in this agreement. When a holiday falls on Sunday, the following Monday shall be treated as the holiday. When a holiday falls on Saturday, the preceding Friday shall be treated as the holiday. Any of the above holidays which are governed by Federal Monday Holiday laws will be observed in accordance with the laws. For continuous shift workers only, all holidays will be observed on the day on which they fall. Holiday pay means eight (8) hours regular straight time pay, excluding shift and overtime premiums. Employees shall be paid holiday pay for each holiday on which the plant operates, regardless of whether the employee works or does not work on the holiday; provided, however, that an employee who does not work on the holiday shall not be paid holiday pay:

(i)	If the employee has not worked on his/her last scheduled workday prior to and his/her first scheduled workday after the holiday, unless absent for some reason acceptable to the management; or

(ii)	If the employee is scheduled to work on the holiday and fails to report for work; or

(iii)	If the employee is on leave of absence; or

(iv)	If, because of lack of work at the plant, the employee is on a layoff which began more than seven (7) days prior to the holiday; or

(v)	If the employee is absent because of illness or non-compensable injury which began or occurred more than seven (7) days prior to the holiday.

(b)	An employee entitled to be paid holiday pay, and who works on the holiday, shall be paid only at the rate of two and one-half (2 1/2) times the employee’s applicable rate (including shift premium) which shall be inclusive of holiday pay for the number of hours so worked.

If a holiday falls on a day on which an employee is scheduled to work, but due to the observance of such holiday, he/she is instructed by the Company not to report to work, and then is called in to work outside of his/her regularly scheduled shift on the holiday; the employee shall be paid at the rate of two and one-half (2 1/2) times his/her applicable rate for all hours worked which shall be exclusive of holiday pay.

(c)	Hours not worked on a holiday shall not be counted in computing overtime; provided, however, that if a holiday falls on an employee’s regular scheduled work day and the employee does not work on the holiday, but meets the requirements for holiday pay set forth above, the employee shall be credited with a day worked for the purpose of Section 5 of this Article IV.

If a holiday occurs while an employee is on vacation, the employee shall be paid holiday pay for such holiday in addition to the employee’s vacation pay, provided the employee has worked on his/her last scheduled work day prior to the vacation. If the holiday(s) occurs while an employee is on a full week of vacation, the employee has the option of not receiving vacation pay for such holiday(s) occurring during that full week and using such vacation day(s) as a frag day(s) as outlined in the Guidelines for One-Day Vacation Period.

If an employee is absent from work on a holiday because of compensable injury, the employee shall be paid holiday.

(d)	Employees scheduled to work a holiday will be allowed to take off said holiday without losing holiday pay, providing coverage can be obtained with no additional cost to the Company.

Section 8. An employee who is called out, unless the employee is on the plant premises, and reports for work at any time other than his/her regular scheduled shift (regardless of whether the employee works into his/her regular shift or not) shall be paid:

(a)	Four (4) hours’ pay at the employee’s job rate; plus

(b)	One-half (1/2) times the employee’s applicable rate for the first four (4) hours worked outside the employee’s regular scheduled hours; plus

(c)	One and one-half (1 1/2) times the employee’s applicable rate for hours worked in excess of four (4) outside the employee’s regular scheduled hours; plus

(d)	Applicable shift premium for all hours worked.

An employee called out on account of a breakdown or other emergency, shall be required to work only until the job for which the employee was called out for is completed, even though the employee has worked less than four (4) hours; provided no other breakdown or emergency occurs while the employee is still in the plant on such call-out. To be eligible for call-out pay, an employee who is called out and reports to work must have been given less than eight (8) hours notice to do so.

On Monday beginning at 12:00 noon each week, employees who desire to volunteer for call-outs in the Maintenance Department for the following week may do so. The Sign Up list will be closed at 12:00 noon on Friday of that week. Maintenance employees who volunteer will be ranked in accordance with the overtime distribution list and will have first priority for call-outs during the following week (i.e. 7:00 A.M., the following Monday to 7:00 A.M., the subsequent Monday). Call-outs during the week that the call-out voluntary list prevails will be made in rotation order as follows:

First.	to the permanent employee(s) with the least number of overtime hours in the craft where the overtime opportunity occurs who signed the list.

Second.	to the qualified Shift Mechanic(s) with the least number of overtime hours who sign the list.

Third.	to the qualified Maintenance Department employee(s) with the least number of overtime hours who signed the list.

Fourth.	to any qualified Operating Department employee(s) who signed the Maintenance Register requesting a temporary transfer.

Those employees working call-outs through this procedure will receive their normal rate or the “A” Maintenance rate, whichever is greater.

This priority will exist regardless of an employee’s relative position on the overtime distribution list, and any hours worked on call-outs will not be added to the overtime distribution list.

Section 9. Unless notified by the Company not less than two (2) hours before the start of the employee’s regularly scheduled shift that the employee is not to report for work, an employee reporting and available for work as scheduled shall be permitted to work if there are jobs to which the employee may be assigned and for which the employee is qualified. If the employee is not given an opportunity to work, the employee shall be paid a minimum of four (4) hours pay at the employee’s job rate, except that at any time when there is a cessation of operations of the plant or any portion thereof, due to (1) strikes, stoppages of or interferences with work in connection with labor disputes; (2) catastrophes; (3) acts of the public enemy; or (4) failure of public utilities to provide services; the Company shall not be required to pay wages to any employee during such times.

Section 10. When an employee is laid off during his/her work shift, he/she will not be expected to return later to complete the shift. If, however, after having been laid off during the employee’s shift, the Company requests an employee to return to complete his/her shift, the employee shall be paid at his/her job rate for the time during the period of layoff.

Section 11. No employee shall be laid off during his/her scheduled work day to avoid the payment of overtime.

ARTICLE V

Leaves of Absence

Section 1. When the requirements of the plant will permit, an employee shall, on his/her written request, be granted a leave of absence without pay for a period or periods, the total of which will not exceed thirty (30) days in a calendar year. If an employee is away on such leave and finds that he/she can return to work before the expiration of the employee’s leave, he/she may be allowed to do so, provided the Company has work for the employee without the layoff of another employee.

Section 2. An employee who, while on leave of absence, engages in other employment without the consent of the Company, or fails to report to work on or before the expiration of his/her leave, will be considered as having quit without notice.

Section 3. Leave of absence may be granted at the request of the Union with the consent of the Company for the purpose of conducting legitimate Union activities for stated periods. Such employees will be returned to work at the end of such leave of absence without loss of seniority.

Section 4. Funeral Leave. Employees who have completed their Probationary Period with the Company, who are excused from work because of death in their immediate family, shall be paid their rate of pay which would have been applicable had they worked their regularly scheduled hours, provided that such payment shall not exceed three (3) normal consecutive days’ pay starting within the period from two (2) days preceding to two (2) days following the funeral. The Company must be notified as soon as possible prior to the leave.

(a)	Hours paid for funeral leave shall not be considered as hours worked for the purpose of computing overtime payable pursuant to any provision of this agreement.

(b)	For the purpose of administering this benefit, the immediate family will be identified as death of Father or Mother, Husband or Wife, Brother or Sister, Son or Daughter, Father-in-law or Mother-in-law, Grandparents or Grandchildren, Stepparent or Stepchildren.

(c)	No leave or pay allowance will be granted in any case where, because of distance or any other reason, the employee does not attend the funeral of the deceased.

(d)	Upon request of the Company, the employee will, as a condition of receipt of any payment hereunder, furnish the Company with satisfactory proof of death.

(e)	Subject to the foregoing provisions, an employee will be allowed one (1) day off with pay to attend the funeral of their Brother-in-law or Sister-in-law as legally defined.

Section 5. If an employee is required to serve on jury duty, the Company shall pay such employee the difference between the amount the employee would have received at his/her straight-time hourly rate had the employee worked his/her regularly scheduled hours of work on such days of jury duty, and the amount received from the Court for such jury duty.

Employees who report for jury selection shall be reimbursed for hours lost from their normal work schedule less any payment by the Court, if applicable. Employees will return to work on the day of jury selection in the event the employee is not paid that day by the Court for jury duty.

As a condition to the receipt of any such pay, the employee shall produce proper evidence as to the period of time which he/she served on the jury and the pay the employee received therefore. If a weekly statement is submitted to the Payroll Department each Monday before noon, the employee will receive his/her make-up pay weekly.

Employees receiving notice of jury selection and/or jury duty shall notify his/her supervisor promptly so proper relief may be scheduled.

When an employee is advised he/she will be excused by the Court the following day, the employee will be permitted to work provided the employee gives the Company prompt notice of his/her availability to work. The employee will be assigned to a job for which the employee is qualified and on a shift which will not conflict with the employee’s jury obligation.

ARTICLE VI

Vacations

Section 1. The Company shall provide annual vacations for all employees in accordance with the following plan:

(a)	If the employee has been in the continuous service of the Company for one (1) year, the employee shall receive fourteen (14) consecutive days vacation with eighty (80) hours vacation pay.

(b)	If the employee has been in the continuous service of the Company five (5) years or more, but less than ten (10) years, the employee shall receive twenty-one (21) consecutive days vacation with one hundred and twenty (120) hours of vacation pay.

(c)	If the employee has been in the continuous service of the Company ten (10) years or more, but less than twenty (20) years, the employee shall receive twenty-eight (28) consecutive days vacation with one hundred and sixty (160) Hours of vacation pay.

(d)	If the employee has been in the continuous service of the Company twenty (20) years or more, the employee shall receive thirty-five (35) consecutive days vacation with two hundred (200) days hours of vacation pay.

(e)	An employee entitled to more than seven (7) consecutive days vacation, may, with the consent of the Company, take his/her vacation in periods of seven (7) consecutive days each.

(f)	In computing the time an employee has been in continuous service there shall be included the time the employee has been in continuously employed by the Company, whether at the plant or any other plant of the Company.

(g)	No employee shall be entitled to full vacation unless they have worked a minimum of twelve hundred (1200) hours during the previous calendar year. Less than full vacation eligibility will be determined by this schedule.

Maximum Weeks Of Vacation Eligible	Hours Required	Maximum Weeks Of Vacation Eligible	Hours Required
5	1200	4	1200
4	960	3	900
3	720	2	600
2	480	1	300
1	240

Maximum Weeks Of Vacation Eligible	Hours Required	Maximum Weeks Of Vacation Eligible	Hours Required
3	1200	2	1200
2	800	1	600

In computing hours worked in the previous calendar year, there shall be counted as time worked any absent time made necessary by injury incurred in the course of his/her employment or illness certified by a reputable physician; provided, however, that such absent time shall be counted only during the first twelve (12) months after such injury was incurred or such illness commenced.

(h)	The vacation period shall be January 1 through December 31. All vacations shall start on Monday. Vacation date preference shall be accorded to employees in their respective departmental units in accordance with their plant seniority whenever practical. Should two (2) or more employees select the same vacation period, the one with the greater seniority shall be given the preference.

(i)	Vacation shall be taken and completed at such time during that period as the Company finds most suitable for the efficient operation of the plant, giving due consideration to the wishes of the employees. Once the vacation schedule has been posted, the Company will use every reasonable means to give the employee his/her vacation on the posted date.

(j)	Providing the other provisions of the Agreement are met in regard to vacations, an employee shall not lose earned vacation because the employee’s vacation week crosses into the next calendar year.

(k)	Employees who are entitled to more than two (2) weeks vacation under this Agreement may take pay in lieu of the vacation time which exceeds two (2) weeks. This selection must be made before the final vacation schedule is posted. The pay may be for whole weeks or for one-day vacation days.

(l)	An employee retiring shall receive vacation pay accrual on the basis of one-twelfth (1/12) of the vacation allowance due for each full month of service in the current year.

(m)	Vacation pay and holiday pay shall be computed at the employee’s weighted average job rate for the one (1) week period immediately preceding the week before the employee’s vacation, excluding overtime and shift premiums.

(n)	Payment of vacation money shall be made on the payday before the employee leaves for his/her vacation. However, these vacation advances will cease on December 31, 2006.

(o)	An employee who enters military service, quits, is discharged or laid off after becoming eligible for a vacation under this plan, and who has not taken his/her vacation, shall receive vacation pay as above provided.

ARTICLE VII

Seniority

Section 1. Seniority shall consist of the total time worked for the Company at the Plant. The merit and ability of an employee shall be determined by such factors as ability, dependability, efficiency and skill.

Section 2. All rehirings and layoffs and all permanent transfers, promotions and demotions within the bargaining unit shall be made on the basis of seniority, merit and ability. In cases in which the merit and ability of two (2) or more employees are substantially equal, the employee having the greater seniority shall be given preference.

In the event of a permanent reduction in force, an employee affected by the reduction shall be transferred back to the job the employee last held, provided that job is then held by a junior employee. If the job the employee last held is occupied by a more senior employee or is no longer in existence, the employee shall continue to transfer to other jobs in accordance with the above procedure until the employee is placed on a job. In the event an employee cannot be placed on a job as herein provided, the employee shall displace the least senior employee in the plant provided the employee can qualify for this job after a training period of two (2) weeks or less.

In the event it becomes necessary to permanently lay off an employee as a result of a reduction in force, the employee with the least plant seniority or who fails to qualify on a job his/her seniority entitled him/her to, shall be laid off.

Employees under the provisions of this ARTICLE VII who are laid off shall be recalled in the order of their seniority.

If a temporary layoff is to continue for at least five (5) or more working days, the Company will transfer the employee who is being laid off to an equal or lower paid job in his/her department or in another department within the bargaining unit for which the employee is qualified and which is then held by a junior employee. In cases where the employee to be laid off is not qualified for any such job and the layoff is to continue beyond five (5) working days, the employee will be trained for the job. In case of layoff because of breakdown for one (1) day or more, but less than five (5) days when the employee’s work schedule can be changed, the Company will attempt to assign the work available to the senior employees in the department involved. In case of misassignment, the error will be corrected if practicable when called to the Company’s attention.

Under these circumstances, the Company will not be penalized for misassignment.

The Company will continue to maintain the current seniority list of all employees and will furnish a copy of the list to the Union each six (6) month period.

Section 3. Bidding and Posting. An open job is a job to which no other employee is assigned. A job is not an open job if the employee regularly assigned to it is absent because of illness, vacation, or other reason recognized by the Company as proper. Transfers for a period of two (2) weeks or less, transfers to jobs that are not open, shall be treated as temporary.

When a job becomes an open job, notice will be placed on departmental bulletin boards so employees will have an opportunity to bid for the open job within five (5) working days from the date of posting. An employee who is on vacation when a job is placed for bid shall have two (2) days from the days of his/her return to request that he/she be considered a bidder.

Bid sheets showing the rate of pay, shift and department involved of the open job will be posted on the lunchroom bulletin board. The official posting will be maintained in a notebook located in the mailroom adjacent to the plant entrance. Employees who bid on a posted job will visit the job site during the five (5) working days that an open job is posted. Job site visitation will not be conducted for employees bidding on open jobs that they are familiar with, or on jobs that they have previously performed, or on jobs within their own production unit. Employees must secure permission from their immediate supervisor prior to making a job site visit. Once an employee is awarded the bid, the employee is expected to satisfactorily perform on the job. Employees may not voluntarily disqualify themselves after an award is made by the Company.

The successful bidder will be determined under the following terms and provisions:

Employees in the department where the vacancy occurs will be given the first preference in accordance with this ARTICLE VII, Section 2. If the job is not awarded on this basis, then employees who bid from any department will be considered in accordance with ARTICLE VII, Section 2.

If there are no successful bidders, the Company may transfer any qualified employee to the job; all such transfers shall be made with mutual agreement between the Company and employee. If there are no bidders, the Company may require any employee in the production trainee classification to accept the job or the Company may hire a new employee for the job.

When an employee is awarded a posted job, and subsequently fails to perform the work satisfactorily after a fair trial period, the employee shall be returned to his/her former job. The duration of the trial period will depend on the job the employee is awarded, but will in no case exceed thirty (30) working days in duration. The employee shall be paid the rate of the awarded job in accordance with ARTICLE III, Section 4.

The announcement of the successful bidder shall be posted as soon as possible, but in no event later than seven (7) calendar days after bidding is closed. Time may be extended by mutual agreement.

A successful bidder shall be transferred to an awarded job as soon as practicable. In the event it becomes necessary to delay such transfer of a qualified employee beyond fifteen (15) calendar days following the award then this employee will be paid the rate of the awarded job beginning the sixteenth (16th) calendar day. If the employee is not qualified he/she will be trained for the job as soon as practicable. If such training is not begun or started and stopped, the employee will be paid the rate of the awarded job beginning the 29th calendar day following the award.

Employees may bid on a job of lesser rate than their permanent job rate. However, an employee may bid on a job of equal or lower rate no more than one (1) time in a six (6) month period. An employee is prohibited from bidding back to the vacancy the employee created. The provision, however, does not apply to maintenance trainee jobs.

Any new or changed job shall be placed in either of the departments as mutually agreed between the parties.

Section 4. New employees of the Company shall be considered probationary employees until they have completed a trial period of sixty (60) days worked, during which time the Company will judge the employee’s merit and efficiency. At the end of this sixty (60) day period, if the employee is retained, his/her name shall be added to the seniority list as of the date he/she started to work for the Company.

New employees, if not hired to fill an open job, will be placed in the production trainee classification. Employees in the production trainee classification will be required to accept and shift or job assignment throughout the plant without regard to their date of hire. The production trainee classification is not a bid job.

Section 5. Seniority and employment relationship shall be broken and terminated when an employee:

(a)	Voluntarily quits, or

(b)	Is discharged for proper cause, or

(c)	Is absent from work for two (2) consecutive days or longer without having secured a leave of absence as provided in Section 1 of ARTICLE V; however, the Company may waive this provision in cases in which the employee has been prevented from asking for a leave of absence by causes beyond his/her control, or

(d)	Fails to return to work at the end of a leave of absence, or

(e)	Is laid off for:

(i)	One (1) year or more having established seniority of one (1) year or less after his probationary period, or

(ii)	A period equivalent to the length of his established seniority if he has established less than two (2) years’ seniority, or

(iii)	Two (2) years or more if he has established two or more years’ seniority, or

(f)	Having been laid off, fails to report for work or fails to notify the Company of his/her intention to return to work within forty-eight (48) hours after being notified by personal contact, registered letter or telegram at his/her last known address, or fails, after notifying the Company, to report for work within five (5) days after receipt of the notice to return to work, or

(g)	Is off for two (2) years or more due to personal illness or injury, or

(h)	Is off for three (3) years or more due to occupational injury.

Section 6. Any employee who has or hereafter shall enter upon active military, naval or merchant marine service of the United States shall be entitled to return to work with the Company upon the terms and conditions set forth in the applicable Federal Statutes and valid regulations issued thereunder.

Section 7. Normally, employees are assigned work within their classification. However, to fill vacancies or under abnormal conditions, employees may be temporarily transferred from one (1) job to another. If the transfer is to a higher paid job and for one-half (1/2) hour or more, the employee shall have the rate for the higher paid job while working at that job. If the transfer is to a lower paid job, the employee shall be paid his/her regular job rate except in the cases of permanent transfers.

Whenever it becomes necessary to temporarily transfer employees under the above circumstances, such transfers, when practicable, shall be granted to qualified, available employees in accordance with their seniority, who have expressed a desire for the transfer assignment. If no employee has expressed a desire for the temporary transfer, then the least senior qualified available employee may be assigned the temporary transfer. The above procedure shall apply on a plant-wide basis for vacancies that are of one (1) week duration or longer. Temporary transfers of less than one (1) work week may be filled on the shift involved.

If a misassignment is made and the employee calls it to management’s attention on the day shift following the posting of the schedule, whenever practicable a sincere effort will be made to correct the error.

Section 8. Experimental jobs which result from the use of research or experimental equipment or from the use of research or experimental processes which have not been classified. When such a job is taken over by the operating department, it will be classified as an operating job. Transfers to experimental jobs and transfers to jobs that are not open shall be treated as temporary.

Section 9. Employees transferred outside the bargaining unit shall retain the seniority they have accumulated before such transfer, but shall not accumulate seniority during their time outside the unit. If it becomes necessary for such an employee to return to the bargaining unit, he/she shall be placed on a job in accordance with Section 2 of this ARTICLE VII.

In the event of a permanent reduction in force, the Company will be give the Union and the employee affected as much advance notice as practicable, but in no event less than twenty-four (24) hours notice.

Section 10. The Union and the Company agree that employees who are handicapped by physical impairment in a manner or degree which restricts their opportunities for employment as determined by the Company physician, should receive special consideration under the seniority provisions of this Agreement. Accordingly, upon mutual agreement, the seniority provisions hereof shall be waived with respect to such employees. It is agreed that disagreements in regard to this Section are not subject to the grievance and arbitration procedure of the contract.

ARTICLE VIII

Grievance Procedure

Section 1. Any employee shall have the right at any time within twenty (20) days after the incident out of which a grievance arises to present it to the Company. Any such grievance shall be handled in accordance with the following procedures:

Step 1	The grievance shall be discussed by the aggrieved employee and their Foreman. If the employee so desires, he may have his departmental Steward, or the Chief Steward in his absence, present. An answer shall be given within seventy-two (72) hours.

Failing satisfactory adjustment in this step the grievance shall be reduced to writing by the Departmental Steward and presented to the Company on a printed form furnished by the Company. The Business Manager of the Union shall receive a copy of the grievance.

Step 2	The grievance may be referred to the Chief Steward, who with the Committee Chairman and Departmental Steward, may take the grievance up with the Departmental Superintendent, the Department Foreman and those he/she chooses to assist him/her. An answer shall be given in writing by the Departmental Superintendent to the Chief Steward within five (5) days.

Step 3	Failing satisfactory adjustment in Step 2 the grievance may then be heard by the Chief Steward and Committee Chairman and others of the Committee as needed, with the Plant Manager and those he/she chooses to assist him/her. An answer shall be given in writing within five (5) days of the meeting. A meeting will be scheduled within thirty (30) working days.

Step 4	The grievance may be referred to a Business Representative of the Union, who with a Committee not to exceed three (3) Stewards, may take the grievance up with an Employee Relations Representative of the Company along with the Plant Manager and others whom the Plant Manager chooses to attend. An answer shall be given in writing within ten (10) days of the meeting. A meeting will be scheduled within thirty (30) working days.

Step 5	If the representatives of the Company and the Union fail to settle the grievance, they shall request the Director of Federal Mediation and Conciliation Service to furnish a list of seven (7) arbitrators. The parties will strike alternately, the first to strike to be determined by the flip of a coin, until there is one name left on the list. That individual shall be the arbitrator.

Section 2. Any grievance referred to arbitration shall be decided promptly. The arbitrator shall make every effort to render a decision on an arbitration case within thirty (30) days after the post hearing briefs are received. The arbitrator shall make such award as he/she deems proper under the circumstances, but shall have no power to change the terms of this Agreement. A decision by the arbitrator shall be stated in writing to the Company and to the Union, and shall be final and binding upon the parties to this Agreement and any employee(s) involved in the dispute.

Section 3. Time limits as spelled out in this article shall be adhered to by both parties. The answer given on any grievance in any of the first three (3) steps shall be considered satisfactory settlement of the grievance unless within ten (10) days after the answer has been given, the grievance is carried to the next step. Grievance not appealed to arbitration within twenty (20) days of receipt of the Company’s response to the fourth (4th) step of the grievance procedure will be considered settled on the basis of the Company’s response. In computing the periods of time provided by this Article VIII, Saturdays, Sundays and holidays shall be excluded. Any such periods of time may only be extended by mutual agreement and by written request.

Within thirty (30) calendar days after receipt of an arbitrator panel, an Arbitrator shall be selected. This time limit may be extended up to fifteen (15) additional days upon written request of either party. If either party fails to meet the time limits for selecting an Arbitrator, the other party will select the Arbitrator, and the parties will proceed to arbitration.

Section 4. The investigation and settlement under the first three (3) steps shall be done during working hours whenever possible and the employee shall be paid for his/her time provided the employee is on his/her regular shift at the time the conference is held. However, should the conference extend beyond the employee’s regular quitting time, the employee, shall not be paid for time beyond his/her regular quitting time. Any time spent by the employee after the third step shall be on the employee’s own time.

Section 5. Each party shall pay half of the expense of the arbitrator. Any other expenses incurred in such arbitration proceeding which are approved by the parties shall be borne equally by the Company and the Union.

Section 6. All grievances shall be settled in accordance with the procedure above outlined and there shall be no lockout, strike, interruption of work, slow-down or other interference with production during the life of this Agreement.

Section 7. A shop steward shall obtain permission from his/her foreman before leaving his/her job to discuss or investigate a grievance or to take part in other Union business.

Section 8. If an employee is discharged and claims that the discharge is not for proper cause or justifiable, the Union may submit a written grievance. It shall be taken up in Step 3 of the grievance procedure.

Section 9. For each grievance submitted to arbitration, a separate request for an arbitration panel will be required. Deviation from this procedure must be at the request of both parties in writing prior to the request for an arbitrator.

ARTICLE IX

Union Representatives

The International or Business Representative of the Union shall, when necessary, have the use of an office at the plant during working hours for the purpose of investigating grievances. He/she shall obtain from the Company specific authorization for each visit.

ARTICLE X

Management

The Company shall continue to have the right to manage the plant and direct the working forces; including the right to plan, direct, control plant production and operation methods, to hire, promote, demote or suspend or discharge employees for proper cause, and to lay off employees because of lack of work or for other legitimate reasons; provided, however, that in the exercise of its right the Company will not violate the provisions of this Agreement.

ARTICLE XI

Bulletin Boards

The Company shall furnish the Union a bulletin board at the gate house or at such other place as may be mutually agreed upon between the Union and the Company. This bulletin board may be used by the Union only for the purpose of exhibiting official announcements of the Union, provided that no material of a political, religious or derogatory nature shall be placed on the bulletin board.

ARTICLE XII

Safety and Health

The Company shall continue to make reasonable provisions for the safety and health of its employees at the plant during the hours of their employment. Protective devises and other equipment necessary to properly protect employees from injury shall be provided by the Company in accordance with Federal laws and the laws of the State of Tennessee and in accordance with present practices.

In the interest of making reasonable provisions for the safety and health of its employees, the Company will provide periodic physical examinations and from time to time may require specific medical testing(s) and the employees agree to take such examinations as a condition of employment. These programs will not be used to harass individual employees. The results of such tests will be made available to employee’s personal physician upon written request.

If the employee disputes the findings and/or recommendations resulting from such medical examinations the employee may, at his own expense, obtain a medical opinion from a second physician and submit it to the Company physician for his review and consideration.

If an employee is displaced from his job as a result of such examinations and/or tests, the Company and the Union will attempt to place the employee on another job for which he is medically qualified and able to perform with training as provided in Article VII, Section 3, in accordance with the following procedure:

(1)	Transfer the employee to a vacant job in his department;

(2)	If a vacant job is not available in his department, the Company will displace a less senior employee in the department;

(3)	Transfer the employee to a vacant job in the plant;

(4)	If a vacant job is not available in the plant, the Company will displace a less senior employee in the plant;

(5)	If the Company is unable to place the employee under the above, such employee may be laid off with normal recall rights or avail himself/herself of any other benefits to which he is entitled.

Failure to follow the above procedure as outlined, unless mutually agreed, shall be subject to the grievance and arbitration procedure of the Contract.

A Joint Plant Safety Committee of the Union and the Company will be formed to promote accident prevention and shall meet monthly at a time designated by the Company to either participate in good housekeeping and safety inspections or the plant safety program. The Union and the Company will cooperate with such safety committees.

The Union will appoint two (2) representatives to serve on the joint Plant Safety Committee. The representatives shall be employees of the company. The Union agrees to strive to have one representative from the Maintenance department and one representative from the Production department.

ARTICLE XIII

Miscellaneous

Section 1. Employees called out for emergency work or required to work overtime will be furnished transportation home by the Company provided no other transportation is reasonable available.

Section 2. Employees who are requested and go to another plant belonging to the Company to do work shall be paid necessary expenses and transportation connected with such work.

Section 3. The Rhodia Retirement Plan for hourly employees covered by this Agreement shall remain in effect during the life of the Agreement with the following except for the Retiree Disability Pension Plan. The basic retirement formula will be based on 1.35% of the final five (5) year average compensation times the years and months of credited benefit service. Early retirement will result in a reduced lifetime allowance if you are between ages fifty-five (55) and sixty-five (65) years of age with at least one (1) year of service. The monthly allowance will be reduced by five (5) percent for each year before age sixty-five (65) that you retire. All new employees hired after April 20, 2004, will not be eligible to participate in The Rhodia Hourly Retirement Plan.

Retiree Medical Insurance – Eligibility

Employees eligible for these Pre-Medicare Medical and Pre-65 Dental plans must be at least fifty-five (55) years of age with ten (10) years of service acquired after age forty-five (45). Employees must have been previously covered by medical and/or dental insurance prior to retirement.

Retiree Medical Insurance – Cost Sharing

Eligible employees retiring before age sixty (60) will pay the full cost of the premiums for Pre-Medicare Medical, Pre-65 Dental, and post-Medicare Medical.

Employees must be at least sixty (60) years of age and have ten (10) years of service acquired after age fifty (50) to be eligible for Pre-Medicare Medical and Dental benefit allowances. Employees retiring before they reach the age of sixty (60) with ten (10) years of service will not become eligible for these benefit allowances at any point in the future.

Effective May 1, 2001, the Company will provide a Pre-Medicare Medical Benefit allowance equal to 50% of Medical Option 04 (subject to a Company cap of $3,200/year for Retiree only; $6,400/year for Retiree plus one (1); $8,800/year for Retiree plus two (2) or more) to be eligible employees who retire before age sixty-five (65).

Effective May 1, 2001, the Company will provide a Pre-65 Dental Benefit Allowance of 50% of Dental Option 02 (subject to a Company cap of $260/year for Retiree only; $520/year for Retiree plus one (1); $780/year for Retiree plus two (2) or more) to be eligible employees who retire prior to age sixty-five (65).

Post Medicare Retiree Healthcare

Retirees that met eligibility requirements for Pre-Medicare Benefit Allowances, who are enrolled in a Company group medical insurance plan at the time they become eligible for a Post-Medicare Medical Benefit Allowance of $500 for single coverage and $1,000 for Retiree plus spouse. Post-65 Dental coverage is not available.

Eligible employees retiring after the age of sixty-five or higher, who are enrolled in a Company group medical insurance plan immediately prior to retirement, will be eligible for a post-Medicare Medical Benefit Allowance of $500 for single coverage and $1,000 for retiree plus spouse. Post Medicare Dental coverage is not available.

For benefit plan purposes, normal retirement age shall be age 65. Coverage of an employee under the Health and Welfare Plan will be continued after the employee reaches age 65.

The bargaining unit employees of the Nashville Plant will be eligible to participate in the same FlexOption Plan that is provided to the salaried employees, at the same cost per program or option. It is understood that the employee cost will vary depending on the options the employee selects, the age of the employee, and the number of dependents the employee is covering. It is understood that the Company reserves the right to alter, modify and/or change the FlexOption Plans and price tags during the term of the contract. However, the Company agrees that the employee contribution to the premium for Managed Choice or the HMO will be capped at 16% in 2002; at 18% in 2003; and at 20% in 2004.

The FlexOption Plan includes:

Medical Plan

Dental Plan

Vision and Hearing Plan

Life Insurance (Basic, Supplemental, Dependent Life, and Personal Accident)

Long Term Disability

Long Term Care

Flexible Spending Account

Effective May 1, 2001 all hourly employees will be covered with Short Term Disability as described in the Rhodia Disability Plan and subject to the following provisions. The Short Term Disability plan is not part of FlexOptions and covers only full days of absence. Employees will be covered at 80% of base wages. The STD plan will provide first day coverage if the absence is the result of an accident, hospital admission, outpatient surgery or the Company Doctor not allowing the employee to work. Other coverage will begin on the eight (8th) day of absence due to illness, and will require a doctor’s statement which certifies that the employee is disabled and estimates the length of time needed to recover.

Section 4. Any Executive order by the President of the United States hereafter issued, or the enactment of any law by Congress that is in conflict with any clause in this Agreement shall automatically amend such clause without giving either party the right to reopen this agreement. Changes in this Agreement which are necessary in order to comply with Federal or State laws or executive order shall not be deemed to be violations of this Agreement.

Section 5. The Company will provide a meal, the cost of which shall not exceed six dollars ($6.00) for any employee required to work more than two (2) hours beyond their scheduled quitting time, providing that the employee was not so scheduled before reporting to work.

An additional meal will be furnished at each four (4) hour interval while the employee is working.

The Company agrees that if an employee does not accept a meal, the employee will be paid six dollars ($6.00) in lieu thereof.

Section 6. A foreman or other supervisor shall not perform any work or operation normally performed by employees except for the purpose of training or instructing employees, or in case of emergency, or to protect property, products or processes.

Section 7. During the term of this Agreement, the Company will reimburse no more than six (6) employees for the time they spend during their regularly scheduled working hours while acting as duly appointed representatives of the Union in meetings with the Company regarding matters open to negotiations.

Section 8. Military Clause. A military bonus will be paid employees inducted or who otherwise volunteer in the Armed Services for a period of one (1) year or more as follows:

1.	Two (2) weeks, eighty (80) hours, regular straight time earnings to those having completed one (1) year or less than two (2) years of continuous service with the Company.

2.	Four (4) weeks, one hundred sixty (160) hours, regular straight time earnings, to those having completed two (2) or more years of continuous service with the Company.

Section 9. The “Rhodia Inc. Savings Plus Plan”, as described in the Plan booklet shall be made available to employees covered by this Agreement. The Company reserves the right to alter, modify and/or discontinue the Savings Plan at any time.

ARTICLE XIV

No Discrimination

It is the continuing policy for the Company and the Union that the provisions of this Agreement shall be applied to all employees without regard to race, color, religion, age, national origin, or sex, so long as such application is consistent with State and/or Federal laws.

All references to “employee”, “employees”, “he”, “his” in this Agreement cover both male and female employees. The terms are used for the purpose of brevity and understanding only.

ARTICLE XV

Effective Date, Termination and Renewal

Section 1. This Agreement shall become effective upon its approval by the Union and by the Company and shall supersede and cancel all Agreements previously made between parties.

Section 2. This Agreement shall continue in effect until 4:00 P.M., April 23, 2007, and shall be automatically renewed from year to year thereafter unless notice terminating this Agreement is given by one (1) party to the other not less than sixty (60) days prior to April 23, 2007, or any yearly period thereafter.

Section 3. Any notice required under this Article XV given by the Union, to be effective, shall be signed by the Business Manager of the Local Union or his/her designated representative, and shall be sent by certified mail to the Company at Nashville, Tennessee

Section 4. Any notice required under this Article XV to be given by the Company to be effective shall be signed by the Plant Manager or his designated representative and shall be sent by certified mail to Local Union 912, International Union of Operating Engineers, Nashville Highway, Columbia, Tennessee.

Section 5. This Agreement is executed in ten (10) counterparts, each of which shall, for all purposes, be deemed to be an original.

Approved this      day of June, 2004

LOCAL UNION NO. 912 INTERNATIONAL UNION OF OPERATING ENGINEERS, AFL-CIO

Approved this      day of June, 2004

RHODIA, INC.

SCHEDULE A

CLASSIFICATIONS and JOB RATES

Production	Effective 7:00 A.M. September 20, 2004 Monday	Effective 7:00 A.M. April 18, 2005 Monday	Effective 7:00 A.M. April 17, 2006 Monday
Group No. 9 Acid Plant Operator P2O5 Operator SALP Operator SALP/V-90 Packaging Operator Leader Acid Treater Catalyst Operator	$18.97	$19.45	$19.94
Group No. 8 Monocalcium Operator V-90 Operator SALP/V-90 Packaging Operator	$18.05	$18.51	$18.98
Group No. 7 Catalyst Mixer Catalyst Extruder	$17.59	$18.03	$18.49
Group No.6 Checker 12XX Mixer Leader Monocalcium Assistant Operator Hypo Solution Operator	$17.14	$17.57	$18.01
Group No. 5 P205 Catchout Truck Driver & Utility	$16.68	$17.10	$17.53
Group No. 4 Catalyst Catchout	$16.25	$16.66	$17.08
Group No. 3 Shipper	$16.01	$16.42	$16.84
Group No. 2 12XX Bag Stacker Floor Person V-90 Floor Person	$15.74	$16.14	$16.55
Group No. 1 - Grandfathered Plant Janitor Yard Laborer Production Trainee	$15.56	$15.95	$16.35
Group No. 1 - Non-Grandfathered	$14.14	$14.50	$14.87

Relief Operator shall be paid the rate of the highest job relieved, providing they relieve three (3) or more days a week.

Relief Foreman shall be paid a rate ten percent (10%) higher than the rate of the highest employee supervised.

SCHEDULE A

CLASSIFICATIONS and JOB RATES

Maintenance	Effective 7:00 A.M. September 20, 2004	Effective 7:00 A.M. April 18, 2005	Effective 7:00 A.M. April 17, 2006
Machinist Leader	$20.51	$21.03	$21.56
Maintenance Mechanic - Leader	$20.51	$21.03	$21.56
Electrician - Leader	$20.51	$21.03	$21.56
Pipefitter - Leader	$20.51	$21.03	$21.56
Welding - Leader	$20.51	$21.03	$21.56
Shift Mechanic	$20.27	$20.78	$21.30
“A” Maintenance Mechanic	$19.88	$20.38	$20.89
“A” Electrician	$19.88	$20.38	$20.89
“A” Pipefitter	$19.88	$20.38	$20.89
“A” Welder	$19.88	$20.38	$20.89
“A” Machinist	$19.88	$20.38	$20.89
“B” Maintenance Mechanic	$18.79	$19.26	$19.75
“B” Electrician	$18.79	$19.26	$19.75
“B” Pipefitter	$18.79	$19.26	$19.75
“B” Welder	$18.79	$19.26	$19.75
“B” Machinist	$18.79	$19.26	$19.75
“A” Maintenance Helper	$17.85	$18.30	$18.76
“A” Electrician Helper	$17.85	$18.30	$18.76
Fireman - Leadman	$19.24	$19.73	$20.23
Machine Shop Working Foreman	$21.85	$22.40	$22.96

MEMORANDUM OF UNDERSTANDING

MAINTENANCE JOB DESCRIPTIONS MODIFICATION

Modify the present job descriptions of Welders, Pipefitters, and Maintenance Mechanics to include the following:

Perform a variety of duties as required in the maintenance of plant mechanical equipment and all plant buildings. Diagnose troubles and perform the necessary dismantling, repair and assembly work consistent with abilities.

May be required to do any type of maintenance work which he is capable of doing. It is recognized that before satisfactory performance in other than the basic craft is attained training and experience may be necessary.

Company agrees to provide all necessary training on the job in conjunction with a craftsman or a job assignment. No correspondence courses or outside training will be required.

Company agrees that no discipline will be initiated due to a refusal to accept specific skills training or a lack of ability to perform required job duties outside of the employee’s classification.

Company agrees that no employees will be laid off or disqualified as a result of these modifications.

February 28, 1974

MEMORANDUM OF UNDERSTANDING

Create a Shift Pipefitter classification the following:

Performs a variety of duties as required in the maintenance of plant mechanical equipment and all plant buildings. Diagnoses troubles and performs the necessary dismantling, repair and assembly work consistent with his abilities.

Must be skilled in one craft, Welder, Pipefitter, or Mechanic, and be able to satisfactorily perform in other crafts. Must be able to use a variety of hand tools and be familiar with terminology used by the mechanics.

Work is done under general supervision. May direct one or small group of others if additional help is needed to complete repairs.

He may be required to do any type of maintenance work which is capable of doing. It is recognized that training and experience will be required before satisfactory performance in other than the basic craft is attained.

Physical activities involve working in any plant area at various levels. Must do strenuous work and heavy lifting on some jobs.

Necessary personal protective equipment is furnished.

Must exercise care in work to prevent injury to others.

Clothing spoilage approximately 50% greater than average shop wear.

1.	Overtime will be offered by classification (Shift Pipefitter). If the crafts (Maintenance Mechanics, Pipefitter, etc.) are exhausted, these Shift Pipefitters can be used to supplement the craft needed.

2.	The 5th Shift Pipefitter who is normally on the day shift will fill the sixth (6th) split day (usually Thursday) and work 7 A.M. to 3 P.M. If the 5th Shift Pipefitter is on shift, no relief will be provided for this sixth day.

3.	New hires (“A” Craftsman) will not be rolled into this Shift Pipefitter job classification until they have been employed six (6) months. When a trainee qualifies as an “A” craftsman he can be rolled to the Shift Pipefitter job by a senior Shift Pipefitter. The Shift Pipefitter will return to the last job he held.

4.	The wording “A” Craftsman and Trainee, in No. 3 above will mean craftsman and trainees in any of the three (3) classifications – Pipefitter, Welder, Mechanic.

5.	Five (5) openings will be posted. If there is not a sufficient number of qualified bidders, remaining openings will be filled by the junior “A” craftsman in the three (3) classifications.

March 27, 1974

MEMORANDUM OF UNDERSTANDING

MANNING ROTATING AND RELIEF OPERATING JOBS

Specific shift jobs at the Nashville Plant are normally filled with four persons who rotate on a regular schedule. Many of these regular rotating shift jobs are manned with an extra person or persons and are classified as relief operators. These relief persons are employed to cover vacations, illnesses and miscellaneous other assignments in the particular operating area involved.

When a job opening occurs in a specific classification (which has rotating shift and relief persons) the bid sheet will describe the opening as either a rotating shift or relief operator. Then the open job will be filled by the following the normal practice established in Article VII, Section 3, Bidding and Posting, page 20, of the Contract.

April 23, 1982

LETTER OF UNDERSTANDING

RHODIA, INC.

And

INTERNATIONAL UNION OF OPERATING ENGINEERS

Local No. 912

GUIDELINES FOR ONE-DAY VACATION PERIOD

Employees may designate two-weeks of vacation to be taken one day at a time. This designation must be made at the time vacation date preference is selected.

Only scheduled workdays will be considered for one day vacations. Requests for one day vacations must be made to the employee’s supervisor no later than Noon, Thursday of the week previous to the week of the requested vacation. See exception below relating to short notice single day vacation.

The granting of a request for a one day vacation will be solely at the discretion of management and may be affected by the needs of the plant. One day vacations will only be granted during those weeks when there is an open vacation allotment in that department.

Unused one day vacations will either be paid for or scheduled off at the discretion of management during December.

A one day vacation will not be considered as a day worked for the purpose of overtime premium determination pertaining to the 6th or 7th day.

Two short notice single vacation days per employee per year may be scheduled providing that all of the above requirements are met and notice is given by 9:00 AM the day before. Request for a short notice vacation day for Saturday or Sunday must be made by the end of the day Thursday.

April 19, 2001

Notes

RHODIA - NASHVILLE PLANT

HOURLY SENIORITY LISTING - as of April 20, 2004

Name	Hire Date
Clyman Smith	10/04/65
*Gary Smith	01/24/68
Mike Stiles	04/17/68
Robert Woodley	09/10/68
Hobert Suggs	01/22/69
Eddie Anderson	01/20/71
Walter Ellison	06/12/72
Mike Summers	08/21/72
Jerry White	09/25/72
Ricky Porter	01/22/73
Wiley Ray	03/13/73
Robbie Raines	05/30/73
Charlie Mills	10/30/73
Ronnie Wilson	12/10/73
Harry McCrary	04/29/74
Dexter Craddock	06/05/74
Kirk Butler	06/10/74
Curtis Gregory	07/22/74
James Roberson	11/11/74
Philip Stanfield	10/23/75
Dale Spain	01/05/76
Doug Hanscomb	01/04/77
Mitch Arrington	10/03/77
Tim Smith	04/03/78
Camille Powell	04/03/78
Dee Viriyapong	04/03/78
Bobby Cabknor	07/13/78
Wanda Puckett	07/13/78
David Martin	10/16/78
Billy Moses	10/16/78
Frank Howell	10/16/78
Jerry Willis	11/28/78
Laverne Upchurch	02/22/79
Billy Samples	02/22/79
Bruce Howell (Mil)	02/22/79
Joe Demonbreun	05/21/79
Steve Cordle	05/21/79
Steve Johnson	05/21/79
Chester Birdwell	09/10/79
Paul Biggs	10/01/79
David Petersen	03/13/82
Thomas Norman	10/24/83
Larry Johnson	10/24/83
Steve Lewis	03/05/84
Randy Duke	03/05/84
Sarah McFarland	03/05/84
Jeff Phelps	10/15/84
Mike Lynch	11/12/84
Randy Oatsvall	11/12/84
Gary Lyttle	07/21/86
Darrin Allred	08/31/87
James Ledford	08/31/87
Roger Neal	11/03/87
Shana Nelson	11/03/87
David Malcom	11/03/87
Jon Bain	09/12/88
Russell Lyttle	09/12/88
Jerry Taylor	06/05/89
Alan King	06/08/89
Tony Smith	10/30/89
Daniel Love	10/30/89
*Dana Urban	10/30/89
Ernest Arnell	10/30/89
Billy Hicks	05/21/90
Todd Jackson	07/05/90
James Richmond	07/05/90
Jeff Coen	07/05/90
*Walt Johnson	07/05/90
William Dawson	06/12/91
Thomas Farris	06/12/91
Charlie Arms	06/12/91
Dwayne Cathey	08/01/91
Herschel Staggs	01/20/92
Mike Lindsey	02/20/92
Mike Fazekas	02/20/92
Mike Harlow	07/09/92
John Russell	07/09/92
Milton Knowles	07/09/92
Paul Petersen	11/28/94
Mike Davis	11/28/94
Ken Thomas	11/28/94
Glen Gagnon	01/16/95
Ken Morris	01/16/95
Ben Lewis	01/16/95
*Era Wood	01/16/95
Jerry Black	05/30/95
Robbin Perry	05/30/95
Steve Faenza	05/30/95
Randy Schneider	10/16/95
Randy Baker	10/16/95
Mike Sharp	10/16/95
Derrick West	10/16/95
James Ingram	10/16/95
Jesse Greer	10/16/95
*Frank Sajovic	10/16/95
Brian Withrow	10/16/95
Charlie Frierson	10/16/95
Randy Johnson	12/11/95
Kevin Neff	12/11/95
Chris Brown	05/20/96
T. Montgomery	05/20/96
Wayne Frierson	07/14/97
Joey Allen	07/14/97
Gregory Claude	07/14/97
Garnet Withrow	10/13/97
Scott Reeves	03/16/98
Walt Robertson	03/16/98
Billy Hampton	03/16/98
Paul Bergfalk	01/25/99
Johnny Shyes	01/25/99
Tracey Staggs	01/25/99
Daniel Lee	01/25/99
John Williams	08/30/99

*	Long Term Disability